UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 6, 2009

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On May 6, 2009, Authentidate Holding Corp. (the “Company”) entered into a new employment agreement with its President, O’Connell Benjamin. The material terms of the Company’s employment agreement with Mr. Benjamin are described in Item 5.02 of this Current Report on Form 8-K and such summary is incorporated herein by reference from Item 5.02.

Item 3.02	Unregistered Sales of Equity Securities.

The information required to be disclosed in this Item 3.02 concerning the grant of options to Mr. Benjamin is incorporated herein by reference from Item 5.02.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2009, the Company entered into a new employment agreement with its President, O’Connell Benjamin, the material terms of which are summarized below. As used in the following summary, the term “Executive” shall refer to Mr. Benjamin.

•

The employment agreement is effective as of January 1, 2009 for an initial term expiring December 31, 2009, unless sooner terminated as provided therein. Under the employment agreement, Mr. Benjamin’s base salary is $290,000 per annum from January 1, 2009 to March 31, 2009 and effective as of April 1, 2009, Mr. Benjamin’s base salary will be reduced to $222,500. However, Mr. Benjamin’s base salary under the agreement will be retroactively increased to the rate of $357,500 in the event either (i) the Company achieves breakeven operations (as defined in the employment agreement) prior to the end of the 2009 calendar year or (ii) a change of control (as defined in the employment agreement) occurs prior to December 31, 2009.

•

The Executive shall receive a bonus of 50% of his base salary if (i) the Company achieves breakeven operations by the end of the 2009 calendar year or (ii) upon the occurrence of a change of control prior to such date. In such an event, the base salary upon which the bonus is calculated will include any retroactive increase to Mr. Benjamin’s base salary.

•

Effective with the execution of the new employment agreement, the Company granted Mr. Benjamin options to purchase 400,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the Company’s common stock on the date the new employment agreement was executed. This option grant vests as follows: 133,333 shares will vest in the event the Company realizes at least $1,800,000 of quarterly revenues from sales of its Inscrybe software and services prior to the end of the 2009 calendar year; 133,334 shares will vest on the Company achieving breakeven operations by December 31, 2009; and of the remaining 133,333 shares, 33.3% shall vest on the date of grant and thereafter the balance will vest in equal installments of 33.3% on each of the next two anniversaries of the grant date.

•

In the event of the termination of employment by the Company without “cause” or by the Executive for “good reason,” as those terms are defined in the employment agreement, or in the event the Executive’s employment is terminated due to his disability, he would be entitled to: (a) a severance payment of 12 months of base salary; (b) continued participation in the Company’s health and welfare plans until the later of the expiration date of the agreement or the end of the month of the one-year anniversary of the termination of his employment; and (c) all compensation accrued but not paid as of the termination date. In addition, in the event the Company decides not to renew the agreement or if the Company and the Executive are unable to reach agreement on the terms of a new agreement prior to the expiration date, the Executive will be entitled to the severance payments described above. In addition, in the event of a “Change in Control” of the Company, as defined in the employment agreement, the Executive would have the right to terminate his employment for any reason within a limited period of time following the change of control and such termination would be deemed for “good reason”.

•	In the event of the termination of the Executive’s employment by the Company without “cause”, or by the

Executive for “good reason”, or if upon the expiration of the employment agreement the Executive’s employment is not renewed, the conditions to the vesting of any outstanding equity incentive awards granted to the Executive shall be deemed void and all such awards shall be immediately and fully vested and exercisable. Further, any stock option awards then outstanding shall be deemed amended so as to remain exercisable for the duration of their term.

•

If the Executive’s employment is terminated by the Company for “cause” or by the Executive without “good reason,” the Executive is not entitled to any additional compensation or benefits other than his accrued and unpaid compensation.

•

Pursuant to the employment agreement, the Executive is subject to customary confidentiality, non-solicitation of employees and non-competition obligations that survive the termination of such agreements.

•

The foregoing description of the Company’s new employment agreement with Mr. Benjamin is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit No.	Exhibit Title or Description
	10.1	Employment Agreement between the Company and O’Connell Benjamin.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.

By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	President
Date:	May 11, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement between the Company and O’Connell Benjamin.

5